CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

As an independent Certified Public Accountant, I hereby consent to use of my audit report, dated February 12, 2010, concerning the financial statements of Fiber One Limited for 2008 and 2007, to be included in a Form S1 filing for Alpha Green Energy Limited.

/s/ Robert G. Jeffrey --------------------- Robert G. Jeffrey

Wayne, New Jersey 07470

February 12, 2010